UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2022

ACHIEVE LIFE SCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	033-80623	95-4343413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1040 West Georgia, Suite 1030 Vancouver, BC, Canada		V6E 4H1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 210-2217

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	ACHV	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On April 26, 2022, Achieve Life Sciences, Inc. (“Achieve”) entered into (i) a loan and security agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”), pursuant to which SVB provided a commitment to extend term loans having an aggregate original principal amount of up to $10.0 million (the “Term Loans”) and (ii) a first amendment (the “Amendment”) to the 2021 Contingent Convertible Debt Agreement dated December 22, 2021 (the “Contingent Debt Agreement”) by and among Achieve, SVB in its capacity as administrative agent and lender, and SVB Innovation Credit Fund VIII, L.P., as lender.

Subject to the terms and conditions of the Loan Agreement, Achieve may borrow term loans under the Loan Agreement until April 30, 2023.  Amounts borrowed under the Loan Agreement will incur interest at a floating rate equal to the greater of 3.50% and the WSJ prime rate, and will be subject to interest only payments through April 30, 2024.  Commencing on May 1, 2024, the outstanding loans under the Loan Agreement will be repaid in 24 consecutive equal monthly installments of principal plus accrued and unpaid interest.  The Term Loans mature on April 1, 2026.  Upon the earliest to occur of the maturity date, repayment of the Term Loans in full, acceleration of the loans or termination of the Loan Agreement, Achieve will be required to pay a final payment equal to the aggregate principal amount of the Term Loan advances extended by the SVB multiplies by 6.0%.  Achieve’s obligations under the Loan Agreement are secured by substantially all of Achieve’s assets, other than its intellectual property.

Upon and after borrowing under the Loan Agreement, Achieve must comply with certain financial covenants as set forth in the Loan Agreement and the Amendment, including a minimum liquidity ratio of at least 1.25 to 1.00, or at Achieve’s election after receiving at least $30 million in net cash proceeds from the issuance and sale of equity securities, a minimum market capitalization of at least $250 million.  The Loan Agreement also contains customary affirmative and restrictive covenants, including covenants regarding the incurrence of additional indebtedness or liens, investments, transactions with affiliates, delivery of financial statements, payment of taxes, maintenance of insurance, dispositions of property, mergers or acquisitions, among other customary covenants.  Achieve is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions. The Loan Agreement also includes customary representations and warranties, events of default and termination provisions. In addition to the financial covenants described above, the Amendment makes certain other changes to the Contingent Debt Agreement related to Achieve’s entry into the Loan Agreement.

The foregoing descriptions of the Loan Agreement and the Amendment  do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.  Other Events.

On April 27, 2022, Achieve announced in a press release positive topline results from its Phase 3 ORCA-2 trial of cytisinicline (“ORCA-2”). ORCA-2 was designed to evaluate the efficacy and safety of 3mg cytisinicline dosed 3 times daily for a period of 6-weeks or 12-weeks compared to placebo.

The primary endpoints for ORCA-2 were biochemically verified continuous abstinence measured during the last 4 weeks of treatment. Both the 6- and 12-week cytisinicline treatments demonstrated significantly better quit rates than placebo with odds ratios of 8.0 and 6.3, respectively.

Subjects who received 12 weeks of cytisinicline treatment had 6.3 times higher odds, or likelihood, to have quit smoking during the last 4 weeks of treatment compared to subjects who received placebo (p<0.0001). The abstinence rate during weeks 9-12 was 32.6% for cytisinicline compared to 7.0% for placebo.

Subjects who received 6 weeks of cytisinicline treatment had 8 times higher odds, or likelihood, to have quit smoking during the last 4 weeks of treatment compared to subjects who received placebo (p<0.0001). The abstinence rate during weeks 3-6 was 25.3% for cytisinicline compared to 4.4% for placebo.

Cytisinicline was well tolerated with no treatment-related serious adverse events reported.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of Achieve’s corporate presentation featuring data from ORCA-2 to be presented at a conference call hosted by Achieve on April 27, 2022, is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Loan and Security Agreement, dated April 26, 2022, among Achieve Life Sciences, Inc. and Silicon Valley Bank

10.2	First Amendment to 2021 Contingent Convertible Debt Agreement dated December 22, 2021 by and among Achieve Life Sciences, Inc., Silicon Valley Bank, and SVB Innovation Credit Fund VIII, L.P.

99.1	Press release of Achieve Life Sciences, Inc. dated April 27, 2022

99.2	Achieve Life Sciences, Inc. Corporate Presentation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

________________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACHIEVE LIFE SCIENCES, INC.
Date: April 27, 2022	/s/ John Bencich
John Bencich Chief Executive Officer (Principal Executive and Financial Officer)